Exhibit 10.10

TIDEWATER INC.
MANAGEMENT SHORT-TERM INCENTIVE PLAN
FOR 2018 PLAN YEAR
(JANUARY 1 – DECEMBER 31, 2018)

I.	PLAN OBJECTIVE

The primary objective of the Tidewater Inc. Management Short-Term Incentive Plan (the “Plan”) is to reward certain officers and key employees of Tidewater and its subsidiaries for their assistance in helping Tidewater Inc. (the “Company”) achieve its financial and operating goals during the period from January 1 through December 31, 2018 (the “Plan Year”).  The Plan links a significant element of potential variable compensation to the accomplishment of these goals.

II.	ADMINISTRATION

The Plan will be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company.  The authority of the Committee includes, in particular, the authority to:

A.	designate participants and target award percentages;
B.	establish performance goals and metrics;
C.	consider the achievement of the performance goals and metrics and determine whether any payment will be made under this Plan; and
D.	establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan.

Except with respect to any Officers (as defined in the Committee’s charter), the Chief Executive Officer has the authority to name additional participants after the beginning of Plan Year and establish target award percentages for such participants in connection with promotions, new hires, and the establishment of new positions within the Company.

III.	ELIGIBILITY CRITERIA

Eligibility for participation in the Plan will be limited to officers and certain key employees who directly impact the Company’s financial performance and who do not participate in another Company bonus plan.  The specific positions eligible to participate in the plan will be reviewed and determined by Tidewater’s Chief Executive Officer and the Committee.  The Chief Executive Officer also has the authority to name participants as described in Article II above.

IV.	INDIVIDUAL AWARD OPPORTUNITIES

On March 19, 2018, the Committee approved target incentive awards for each participant, which were memorialized in writing.  These amounts were determined based upon each eligible participant’s base salary in effect on that date multiplied by the target percent associated with his or her position within the Company.  The actual payout percentage for a given participant may increase or decrease based upon performance above or below target as described below, but may not exceed 118.75% of his or her target award.  If a participant has a change in position during the Plan Year, that participant’s overall target percentage will be adjusted prospectively and his or her award for the full Plan Year will be calculated on a pro rata basis (based on the number of days the participant served at each position).

V.	PERFORMANCE CRITERIA

Any bonus amount earned under the Plan for the Plan Year will be determined based upon the achievement of three metrics – one financial metric (cash flow from operations), one safety metric, and an individual performance metric.

The maximum amount of bonuses that may be paid under the Plan will be determined based on upon the Company’s actual performance as measured against the financial metric, subject to a 25% reduction in the event that a fatality occurs during the year (the “Bonus Pool”).  In no event may the total bonuses paid under this Plan exceed the Bonus Pool.

VI.	DETERMINATION OF BONUS AMOUNT

The performance criteria described below will be used to determine any bonuses payable under this Plan.

A.

Financial Metric.  For the Plan Year, the overall bonus pool is based on the financial metric, which is cash flow from operations, with the specific targets and payout percentages for this metric as approved by the Committee on March 19, 2018 and memorialized in writing.

1.

“Cash flow from operations” (CFFO) means net cash provided by operating activities between January 1, 2018 and December 31, 2018, derived from the Company’s consolidated statements of cash flows for the fiscal year ended December 31, 2018, subject to any adjustments required by subsection (2) below.

2.

Adjustments.  Certain pre-approved adjustments will be made in calculating CFFO.  Specifically, the calculation of CFFO will be adjusted for any of the following items as reported in the Company’s consolidated financial statements:

a.	bankruptcy-related professional services costs and other ongoing restructuring costs;
b.	discontinued operations;
c.	cumulative effect of accounting changes;
d.	extraordinary, unusual, or infrequently occurring items, as those terms are defined in FASB ASC Topic 225, less the amount of related income taxes; and
e.	any other unusual events, at the discretion of the Committee.

Once the level of payout based on the financial portion has been determined, any actual bonus payable to an individual participant will be determined based on two additional metrics – safety (25% of overall target award) and individual performance (75% of overall target award).  However, in the event of a fatality, 25% of the total possible overall pool payout will be eliminated and the remaining possible overall pool payout will be determined based on safety (25% of overall target award without any additional fatality component) and individual performance (75% of overall target award).

B.

Safety Criteria.  Any bonus earned based on safety may not exceed the participant’s target award for the metric.  However, any bonus payout on this component will be adjusted downward as follows:  (1) a second lost time accident (“LTA”) and each additional LTA thereafter will reduce the safety bonus payout by 20% and (2) a second significant event (as determined by the Committee) and each significant event thereafter will reduce the safety bonus payout by 10%.  Notwithstanding the foregoing, the Committee may determine not to pay the safety portion of the bonus, because of the occurrence of one or more fatalities or for any other reason.

C.

Individual Performance Criteria.  Three to five subjective or objective individual goals will be established for and communicated to each participant.  These goals will be established by the participant’s supervisor and, in the case of executive officers, will be approved by the Committee.  The Committee anticipates that median payout on the individual performance portion will be between 85-90% of target for this component, with a maximum possible payout of up to 125% of target for this component for extraordinary individual performance.  Each participant’s supervisor will then evaluate the participant’s overall performance, including the achievement of the individual performance goals, and determine whether the participant will receive all or a portion of the declared individual performance portion of the bonus.  The determination of any individual performance portion payable to a participant who is an executive officer will be subject to the Committee’s approval.

VII.	TERMINATION OF EMPLOYMENT
A.

If a participant’s employment is terminated because the participant dies or becomes disabled, as “disability” is defined in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), unless otherwise determined by the Committee, the participant or, in the case of death, the participant’s estate or heirs, will be paid a pro rata bonus for the Plan Year based upon the level of satisfaction of financial and safety metrics and the participant’s salary (and assuming target performance on the individual performance metric), but applied to the actual salary amount paid to the participant for the portion of the Plan Year during which he or she was employed.  Any such bonus will be paid to the participant or, in the case of death, to the participant’s estate or heirs, at the same time as any bonuses for the Plan Year are paid to other Plan participants as provided in Article VIII.

B.

If a participant’s employment is terminated because the participant Retires (as defined below) or is terminated by the Company without Cause (as defined below), and such termination constitutes a “separation from service” under

Section 409A, unless otherwise determined by the Committee, the participant will be paid a pro rata bonus for the Plan Year based upon the level of satisfaction of the financial and safety metrics and the participant’s salary (and assuming target performance on the individual performance metric), but applied to the actual salary amount paid to the participant for the portion of the Plan Year during which he or she was employed.  Any such bonus will be paid to the participant at the same time as any bonuses for the Plan Year are paid to other Plan participants as provided in Article VIII.

C.

If a participant’s employment is terminated due to a voluntary resignation by the participant (other than a participant who Retires under Article VII.B.) or if the participant is involuntarily terminated by the Company for Cause, no pro rata bonus will be paid for the Plan Year, unless otherwise determined by the Committee in its discretion, in which case the pro rata bonus will not exceed the amount that would be due based upon the level of satisfaction of the financial and safety metrics and the participant’s salary (and assuming target performance on the individual performance metric), but applied to the actual salary amount paid to the participant for the portion of the Plan Year during which he or she was employed.  Any such bonus will be paid to the participant or at the same time as any bonuses for the Plan Year are paid to other Plan participants as provided in Article VIII.

D.	Certain Definitions.
1.

A participant is deemed to have “Retired” for purposes of the Plan, if the participant’s employment terminates, other than as a result of a termination by the Company for Cause, at age 55 or later with at least ten years of service with the Company or at age 65 or later with at least five years of service with the Company.

2.	“Cause” for purposes of this Plan will be determined in the sole discretion of the Board of Directors of the Company and will mean:
a.

the willful and continued failure of the participant to substantially perform the participant’s duties with the Company or its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the participant by the Board of Directors of the Company which specifically identifies the manner in which the Board believes that the participant has not substantially performed the participant’s duties, or

b.	the willful engaging by the participant in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise.

For purposes of this provision, no act or failure to act, on the part of the participant, will be considered “willful” unless it is done, or omitted to be done, by the participant in bad faith or without reasonable belief that the participant’s action or omission was in the best interests of the Company or its affiliates.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or its affiliates or based upon the advice of counsel for the Company or its affiliates will be conclusively presumed to be done, or omitted to be done, by the participant in good faith and in the best interests of the Company or its affiliates.

VIII.	AWARD PAYMENTS

Awards determined by the Committee to be paid under the Plan will be paid in cash no later than March 15, 2019, unless deferred by a participant under a separate benefit plan of the Company.

IX.	MISCELLANEOUS
A.

Nothing in this Plan will confer upon a participant any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the participant’s employment relationship with the Company at any time.  Participation provides no guarantee that any bonus will be paid.  The success of the Company as measured by the achievement of the metrics will determine the extent to which participants may receive bonuses under the Plan, in the discretion of the Committee.  Participation in the Plan is not a right, but a privilege, subject to annual review by the Company.  The Company retains the right to withhold payment from any participant who violates Company policies or for any other reason.  The Company also has the right to recover any amounts paid under the Plan if (i) the amount paid was based on the achievement of financial results that were subsequently the subject of a restatement, (ii) the participant is subject to the Company’s Executive Compensation Recovery Policy; (iii) the participant engaged in intentional misconduct that caused or partially caused the need for the restatement, and (iv) the effect of the wrongdoing was to increase the amount of bonus or incentive compensation.  Any participant accepts any payment under this Plan subject to such recovery rights of the Company.  The Company may, if it chooses, effect such recovery by withholding from other amounts due to the participant by the Company.

B.	The Plan will be governed by and construed in accordance with the laws of the State of Texas.
C.

If any term or provision of the Plan is at any time or to any extent invalid, illegal, or unenforceable in any respect as written, the participant and the Company intend for any court construing the Plan to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation will be ignored so as to not affect any other term or provision hereof, and the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, will not be affected thereby and each term and provision of the Plan will be valid and enforced to the fullest extent permitted by law.

D.

The Company has no obligation to make any payments under the Plan.  Any payments made will be in the sole discretion of the Committee.  The Company will have no obligation to set aside, earmark, or invest any fund or money with which to pay bonuses under the Plan.

E.

Any payments made under the Plan are intended to comply with, or be exempt from, the requirements of Section 409A and this Plan will be construed accordingly.  Payments under this Plan that are subject to Section 409A will not be accelerated unless permitted under Section 409A.  If a participant who is a “specified employee” of the Company is entitled to a payment under this Plan due to his or her “separation from service” (as such terms are used in Section 409A) and such payment is subject to the Section 409A six-month payment delay rule, then such payment will not be made until the earlier of (1) the first business day that is more than six months following such participant’s separation from service or (2) such participant’s death.

F.	The Company has the right to terminate the Plan at any time in its sole discretion. Upon termination, the participant will have no right to receive any amounts under this Plan.
G.	The Company will deduct from any payment made under the Plan all applicable federal and state income and employment taxes.
H.	Nothing in this Plan precludes the Company from making additional payments or special awards to a participant outside of the Plan.

EXECUTED this 30 day of April, 2018, with effect from January 1, 2018.

TIDEWATER INC.

By:/s/ Bruce D. Lundstrom

Bruce D. Lundstrom

Executive Vice President, General Counsel and Secretary